Exhibit 99.1

City Office REIT Reports Second Quarter 2024 Results

VANCOUVER—August 1, 2024 —City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended June 30, 2024.

Second Quarter Highlights

•	Rental and other revenues were $42.3 million. GAAP net loss attributable to common stockholders was approximately $5.6 million, or ($0.14) per fully diluted share;

•	Core FFO was approximately $11.5 million, or $0.28 per fully diluted share;

•	AFFO was approximately $5.3 million, or $0.13 per fully diluted share;

•	In-place occupancy was 83.0% as of quarter end, or 87.3% including signed leases not yet occupied;

•	Renewal cash rents increased 4.3% as compared to expiring cash rents;

•	Executed approximately 269,000 square feet of new and renewal leases during the quarter;

•	Completed loan renewals on two property loans, extending maturities by two and five years, respectively;

•	Declared a second quarter dividend of $0.10 per share of common stock, paid on July 24, 2024; and

•	Declared a second quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on July 24, 2024.

“We have continued to advance the execution of our strategic goals during the second quarter,” commented James Farrar, the Company’s Chief Executive Officer. “Across our markets, demand for leasing continues to strengthen for amenitized, new and renovated office properties in great locations. By implementing various renovation programs, we have benefited from these trends and completed our highest quarterly new leasing activity since the start of the pandemic. In total, we signed 162,000 square feet of new leases during the second quarter, representing approximately 3% of our entire portfolio.”

“Also during the quarter, we successfully renewed our last two 2024 property-level debt maturities. The balance of our results during the quarter continues to track our previously issued guidance and we have reiterated guidance this quarter. We remain focused on leasing, strategic property upgrades and continuing to enhance our balance sheet as we progress through the second half of the year.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2024 contained 5.6 million net rentable square feet and was 83.0% occupied, or 87.3% including signed leases not yet occupied.

Same Store Cash NOI decreased 2.0% for the three months ended June 30, 2024 as compared to the same period in the prior year. Same Store Cash NOI decreased 1.5% for the six months ended June 30, 2024 as compared to the same period in the prior year.

Leasing Activity

The Company’s total leasing activity during the second quarter of 2024 was approximately 269,000 square feet, which included 162,000 square feet of new leasing and 107,000 square feet of renewals. Renewal cash rents increased 4.3% as compared to expiring cash rents. Approximately 145,000 square feet of leases signed within the quarter are expected to take occupancy subsequent to quarter end.

Key leases executed during the quarter include a 30,000 square foot lease at the Company’s FRP Collection property in Orlando, Florida and a 24,000 square foot lease to a new co-working tenant at the Company’s Block 23 property in Phoenix, Arizona, which backfilled over half of the former WeWork space at that property.

During the quarter, the Company completed lease amendments as expected with WeWork at its Bloc 83 property in Raleigh, North Carolina and its Terraces property in Dallas, Texas. The amendments will result in the Company taking back a full floor of space at each property, which the Company expects will occur in the second half of 2024. The space the Company has taken back is premium space in relatively new and highly-amenitized buildings. WeWork, which has now exited bankruptcy, will continue to lease an aggregate of 78,000 square feet of well-utilized space.

New Leasing – New leases were signed with a weighted average lease term of 6.3 years at a weighted average effective annual rent of $25.95 per square foot and at a weighted average cost of $6.92 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 3.2 years at a weighted average effective annual rent of $25.52 per square foot and at a weighted average cost of $3.21 per square foot per year.

Capital Structure

As of June 30, 2024, the Company had total principal outstanding debt of approximately $652.4 million. Approximately 90.0% of the Company’s debt was fixed rate or effectively fixed rate due to interest rate swaps. City Office’s total principal outstanding debt had a weighted average maturity of approximately 2.3 years and a weighted average interest rate of 5.0%.

During the quarter, the Company entered into an amended and restated loan agreement for its Central Fairwinds property in Orlando, Florida. The loan amendment for $15.6 million extended the term by an additional five years to June 2029. The loan amendment also amended the interest rate from fixed to floating. In conjunction with the loan amendment, the Company entered into a five-year interest rate swap agreement, effectively fixing the interest rate of the loan at 7.68% for the five-year term.

Further, the Company entered into a loan modification and extension agreement for its FRP Ingenuity Drive building within its Florida Research Park portfolio in Orlando, Florida. The loan modification for $14.1 million includes a principal repayment of $1.6 million, maintains the existing 4.44% interest rate and extends the term by an additional two years to December 2026 with a one-year extension option.

Disposition of Real Estate

During the second quarter of 2024 as expected, the Company transferred its Cascade Station property in Portland, Oregon to the lender. The Company made this strategic decision based on its opinion of the value of the property and its future prospects relative to the non-recourse loan balance. The transaction reduced the Company’s total debt outstanding by $20.6 million. The Company recognized a net loss on disposition of real estate property of $1.5 million as a result of the transaction.

Dividends

On June 14, 2024, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.10 per share of the Company’s common stock for the three months ended June 30, 2024. The dividend was paid on July 24, 2024 to common stockholders and unitholders of record as of July 10, 2024.

On June 14, 2024, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended June 30, 2024. The dividend was paid on July 24, 2024 to preferred stockholders of record as of July 10, 2024.

2024 Outlook

Following the Company’s performance year-to-date and expectations for the remainder of 2024, the Company is reiterating the components of full year 2024 guidance provided in the Company’s first quarter 2024 earnings press release.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as timing and magnitude of future acquisitions and dispositions, if any, rental rates, occupancy levels, leasing activity, our ability to renew expiring leases, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and rising interest rates. The Company reminds investors that the impacts of the work-from-home trend, inflation and general market conditions are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 1, 2024.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-833-470-1428 for domestic callers and 1-404-975-4839 for international callers. The passcode for the conference call is 391148.

A replay of the call will be available later in the day on August 1, 2024, continuing through December 5, 2024 and can be accessed by dialing 1-866-813-9403 for domestic callers and 1-929-458-6194 for international callers. The passcode for the replay is 237346. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of earn-outs, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude certain first generation leasing costs, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”) – We define NOI as rental and other revenues less property operating expenses.

We consider NOI to be an appropriate supplemental performance measure to net income because we believe it provides information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented, and Same Store Cash NOI is calculated as Same Store NOI less non-recurring other income, termination fee income, straight-line rent / expense, deferred market rent and the non-controlling interest’s share of cash NOI. The Company’s definitions of Same Store NOI and Same Store Cash NOI exclude properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI are important measures of comparison because each allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual results of forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, including the impact of inflation, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, the Company’s ability to renew expiring leases, tenant compliance with contractual lease obligations, projected capital improvements, expected sources of financing and ability to service existing financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, lower than expected yields, increased interest rates, operating costs and costs of capital, and changes in local, regional, national and international economic conditions, including as a result of the systemic and structural changes in the demand for commercial office space. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of June 30, 2024 or relate to the quarter ended June 30, 2024. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2024	December 31, 2023
Assets
Real estate properties
Land	$193,524	$193,524
Building and improvement	1,181,387	1,194,819
Tenant improvement	158,980	152,540
Furniture, fixtures and equipment	1,284	820

	1,535,175	1,541,703
Accumulated depreciation	(238,097)	(218,628)

	1,297,078	1,323,075

Cash and cash equivalents	28,005	30,082
Restricted cash	15,337	13,310
Rents receivable, net	52,117	53,454
Deferred leasing costs, net	23,706	21,046
Acquired lease intangible assets, net	38,447	42,434
Other assets	25,811	27,975

Total Assets	$1,480,501	$1,511,376

Liabilities and Equity
Liabilities:
Debt	$649,318	$669,510
Accounts payable and accrued liabilities	34,153	29,070
Deferred rent	7,069	7,672
Tenant rent deposits	7,392	7,198
Acquired lease intangible liabilities, net	6,967	7,736
Other liabilities	16,506	17,557

Total Liabilities	721,405	738,743

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of June 30, 2024 and December 31, 2023	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 40,154,055 and 39,938,451 shares issued and outstanding as of June 30, 2024 and December 31, 2023	401	399
Additional paid-in capital	440,048	438,867
Retained earnings	205,031	221,213
Accumulated other comprehensive income/(loss)	1,037	(248)

Total Stockholders’ Equity	758,517	772,231
Non-controlling interests in properties	579	402

Total Equity	759,096	772,633

Total Liabilities and Equity	$1,480,501	$1,511,376

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Rental and other revenues	$42,342	$44,604	$86,836	$90,562
Operating expenses:
Property operating expenses	17,492	17,246	35,237	34,966
General and administrative	3,820	3,668	7,531	7,433
Depreciation and amortization	14,723	15,768	29,798	31,072

Total operating expenses	36,035	36,682	72,566	73,471

Operating income	6,307	7,922	14,270	17,091
Interest expense:
Contractual interest expense	(8,129)	(7,981)	(16,228)	(15,953)
Amortization of deferred financing costs and debt fair value	(343)	(323)	(661)	(647)

	(8,472)	(8,304)	(16,889)	(16,600)
Net loss on disposition of real estate property	(1,462)	(134)	(1,462)	(134)

Net (loss)/income	(3,627)	(516)	(4,081)	357
Less:
Net income attributable to non-controlling interests in properties	(125)	(164)	(260)	(333)

Net (loss)/income attributable to the Company	(3,752)	(680)	(4,341)	24
Preferred stock distributions	(1,855)	(1,855)	(3,710)	(3,710)

Net loss attributable to common stockholders	$(5,607)	$(2,535)	$(8,051)	$(3,686)

Net loss per common share:
Basic	$(0.14)	$(0.06)	$(0.20)	$(0.09)

Diluted	$(0.14)	$(0.06)	$(0.20)	$(0.09)

Weighted average common shares outstanding:
Basic	40,154	39,938	40,126	39,906

Diluted	40,154	39,938	40,126	39,906

Dividend distributions declared per common share	$0.10	$0.10	$0.20	$0.30

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended June 30, 2024
Net loss attributable to common stockholders	$(5,607)
(+) Depreciation and amortization	14,723
(+) Net loss on disposition of a real estate property	1,462

10,578
Non-controlling interests in properties:
(+) Share of net income	125
(-) Share of FFO	(289)

FFO attributable to common stockholders	$10,414

(+) Stock based compensation	1,084

Core FFO attributable to common stockholders	$11,498

(+) Net recurring straight-line rent/expense adjustment	487
(-) Net amortization of above and below market leases	(38)
(+) Net amortization of deferred financing costs and debt fair value	341
(-) Net recurring tenant improvements and incentives	(2,998)
(-) Net recurring leasing commissions	(1,722)
(-) Net recurring capital expenditures	(2,275)

AFFO attributable to common stockholders	$5,293

FFO per common share	$0.25

Core FFO per common share	$0.28

AFFO per common share	$0.13

Dividends distributions declared per common share	$0.10
FFO Payout Ratio	40%
Core FFO Payout Ratio	36%
AFFO Payout Ratio	78%

Weighted average common shares outstanding—diluted	41,273

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Rental and other revenues	$42,342	$44,604	$86,836	$90,562
Property operating expenses	17,492	17,246	35,237	34,966

Net operating income (“NOI”)	$24,850	$27,358	$51,599	$55,596
Less: NOI of properties not included in same store	(2,039)	(2,707)	(2,774)	(4,281)

Same store NOI	$22,811	$24,651	$48,825	$51,315
Less:
Termination fee income	(23)	(27)	(957)	(53)
Straight-line rent/expense adjustment	490	(902)	131	(2,618)
Above and below market leases	(27)	14	(47)	41
NCI in properties – share in cash NOI	(372)	(382)	(798)	(816)

Same store cash NOI	$22,879	$23,354	$47,154	$47,869

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com